Exhibit 99.1

FLOW INTERNATIONAL CORPORATION

Q3 2005 Conference Call

March 17, 2005, 10:00 a.m. PST

Operator	Ladies and gentlemen, thank you for standing by and welcome to the Flow International Corporation third quarter 2005 conference call. At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for a question and answer session. If anyone needs assistance at any time during this conference, please press the star followed by the zero on your touchtone phone. As a reminder, this conference is being recorded today, Thursday, March 17, 2005.

Now I would like to turn the conference over to Chief Financial Officer, Steve Reichenbach. Please go ahead, sir.

S. Reichenbach	Good morning, everyone, and good afternoon. A couple of reminders. This call is being recorded and broadcast live over the internet. This call will also include forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. This call will contain statements about future events, trends, risks and uncertainties including steps the company plans to take to improve its financial results and financial condition. These should be considered as forward-looking statements. These forward-looking statements may differ materially from actual results and are subject to risks and uncertainties as are detailed in the company’s public filings with the Securities and Exchange Commission.

For additional discussion of the principal factors that may cause actual results to be different, please refer to the company’s 10Q filing for the quarters ended October 31, 2004 and January 31, 2005. Flow takes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

During the call we will provide financial and performance results for the third quarter of fiscal 2005. Business outlook statements including statements related to the expected performance of Flow International during fiscal 2005 and beyond as well as statements regarding Flow’s financing plans and business strategy are based on current expectations as of March 17, 2005 only.

Due to economic conditions among other facts, actual results may be above or below the outlook statements. It is currently expected that the business outlook will not be updated until the company’s next quarterly earnings announcement.

Flow International reserves the right to update the business outlook at any time for any reason, including the occurrence of material events.

I now turn the call over to our CEO, Mr. Stephen Light.

S. Light	Thanks, Steve. Good morning, ladies and gentlemen. It’s been an active quarter throughout the company. I’ll bring you up to date on the markets and operational developments then Steve will present our financial performance and provide an in-depth discussion of our progress of resolving our debt issues.

Many of our customers shut down their companies during the holiday periods of Thanksgiving, Christmas and New Year’s and as a result, Q3 is typically our lowest revenue quarter reflecting the inherent seasonality of the broader capital goods markets. Yet in spite of this short work day quarter, consolidated revenues of $49.9 million increased 18% over the prior year quarter. Year-to-date consolidated revenues of $154.3 million are 25% greater than fiscal ‘04 year to date.

In Q3 we set another company record for core Waterjet machines delivered, surpassing our prior record set just last quarter.

Analyzing our revenue geographically, total North American Q3 revenue grew 26% over the prior year quarter and 40% over the prior nine months driven by Waterjets and spares. In Q3 domestic core Waterjet shape cutting and parts businesses improved 48% over the prior year quarter.

Steps taken during our current fiscal year to expand market awareness by increasing marketing expenditures and increasing access to our salesforce by adding regional sales managers and recruiting high performing distributors for under-served areas are now fully implemented. We are pleased that our domestic core growth rate substantially exceeded the American Machine Tool Distributors Association’s most recent estimate of the broader machine tool market expansion.

You may recall from our prior call that we were concerned that the end of the domestic capital investment tax incentives on equipment installed in calendar year 2004 would slow our year-end machine bookings but this did not occur. In fact, machine bookings in December for machines to be installed in calendar year 2005 were quite strong.

As mentioned in our prior call, we’ve identified several sources of this market uplift with one being the use of Waterjet cutting technology in the manufacture of supplemental armor kits for our troops and their vehicles in Iraq. Waterjets are ideally suited to cut the variety of shapes and thicknesses required of these very tough materials. These defense-oriented customers have confirmed they expect to continue their high level of machine utilization for some time.

Another very active market relates to construction material fabrication where sales have surged to 21% of domestic revenue supporting continued high levels of home construction.

In Asia where we include divisions focused on Japan, Taiwan, China and Korea, revenue expanded 18% over the prior year quarter and 23% over the prior nine months as our team there is continuing their focus on core Waterjet shape cutting machines. The forecasted moderation in the Chinese automotive markets occurred as expected yet they remain robust by U.S. standards.

Of significance in Asia is the resurgence of our Korean surface preparation and shape cutting markets as the strengthening of the Korean Won against the dollar has enhanced our price positioning. However, Korean economic forecasters predict serious slowing and growth if the currency issue continues much longer. We’re keeping a close eye on this situation and will react accordingly.

The Japanese home market remains stagnant with our focus there on support of our aerospace customers and job shop applications of standard Waterjet machines.

In Europe, Flow’s core Waterjet sales increased 29% over the prior year quarter. European Waterjet sales continue to benefit from the depressed dollar which is helping position our fully featured U.S. built machines toward the bottom of the pricing range relative to European produced machines.

Flow’s total Waterjet and Avure European revenue increased 4% through the first nine months but Q3’s $10.7 million revenue slipped 3% below last year’s third quarter as a result of Avure’s 35% European revenue decline. Avure’s slowdown resulted from the cyclical nature of that business and the long manufacturing lead times on contracts booked last year.

A new initiative launched in Europe earlier this year is showing signs of traction. We are now supplying Flow brand ultrahigh-pressure pumps and water handling products to European original equipment manufacturers. For example, we have become the sole supplier of ultra high pressure water products to Italy’s leading ceramic tile machine manufacturer, a company named Kemac. Kemac’s new machines display our Flow logo alongside theirs and support our core strategy of increasing the number of Flow pumps operating in the installed fleet.

Our team in Europe is working with additional OEMs on the continent and in South Asia to further extend our reach into markets we do not presently serve. Flow will supply spare parts to these new OEM built installations.

Notwithstanding our strong core growth in Europe thus far this year, we are being cautious not to get too far over our skis as our forecast data, provided by the Oxford Consulting Group through AMT, indicates European GDP expansion will remain in the 2% to 3% range for the foreseeable future.

Now I’ll shift away from standard Waterjets to give you a very brief update on our custom Waterjet systems business. Our backlog of custom machines and our sales funnel of active quotations continues to increase with additional orders for 787 and other aircraft related systems including orders for machines to produce composite wings and fuselages for unmanned aerial vehicles, or UAVs.

Our balance sheet documents the receipt of customer deposits for the large Boeing 787 related systems which have in general complied with our standard payment terms of 30% down, another 60% prior to shipment and 10% upon final equipment acceptance.

Our custom systems design and production teams are fully staffed and hard at work on these machines. Project execution is being carefully monitored and controlled by dedicated onsite project managers.

At this time we see no internal reason for concern about our on scheduled delivery of these machines. However, the potential of an overall schedule slip from our customers cannot be dismissed as the 787’s final design is yet to be frozen and the program is extremely complex. We’ve been told by Boeing sources that the final component configurations are planned to be set in June.

During Q3, we delivered a large custom system to a military vehicle producer in support of the Marine Corp’s new armored amphibious assault vehicle program. The machine will be used for cutting the vehicle’s complex titanium armor plate. This machine allows the engineers and designers new freedom in armor plate thickness and shape without comprising production efficiency.

In our core after market business, consolidated Waterjet and surface preparation spare parts revenues increased 12% in the quarter versus the prior year quarter and 5% for the nine month period.

Substantially increased parts consumption is a result of higher machine utilizations and a growing installed population. As reported during the prior call, our after market team worked throughout the just completed holiday break providing their usual high levels of industry-leading customer support. We are gratified that our quarterly customer satisfaction surveys show that our customers recognize the value of this after market parts support coupled with that provided by our staff of inhouse and field service engineers.

Today with our twofold increase in our staff of field service engineers, 92% of our customers are no more than a three hour drive away from a factory-trained Flow service technician. It’s clear that our existing customers value this support as during the past 12 months repeat sales to existing customers produced 33% of Waterjet shape cutting revenue in the United States, up from just 16% last year.

Now I’ll move to our Applications Group identified in our segment reporting as “Other.” During the past three investor calls we’ve reported contract execution difficulties in one division of the group, Flow Robotic Systems. We have now installed and put in production all the robotic systems in question and have received final payment from one of the three customers. Final payment from the other two customers are expected shortly.

Applications revenues of $6.3 million exceeded the prior year quarter of $5.2 million by 22% and at $23.8 million year-to-date, are 27% ahead of last year’s $18.8 million. As we told you last quarter, we have appropriately recognized the losses on the three contracts so gross margin is recognized at breakeven suppressing overall quarterly margins slightly.

Recent contract bookings, including another robotic cell for the Harley-Davidson Motorcycle Company, have been awarded at more appropriate margins and schedules with properly defined work scope and improved project management disciplines.

Now let’s discuss Avure. Consolidated year-to-date Avure revenues are 19% ahead of the prior year. Q3’s total revenue of $8.1 million was 27% less than the prior year quarter of $11.1 million, reflecting timing issues in revenue recognition during the length of these long lead contracts.

General press contributed $6.3 million of Q3 revenue, increasing 11% from the prior year quarter.

Food contributed $2.4 million of Q3 revenue, decreasing 49% from the prior year quarter as no new large system sales were recorded. Food’s cumulative year-to-date results show revenue decreased slightly from $9.2 million to $8.9 million or 3% while increasing spares revenues driven by core, pump and water system components partially offset the decline in new system sales.

I expect new food machine orders will remain sporadic for the foreseeable future until the market reaches its tipping point and market acceptance becomes more widespread. However, low new food machine revenues will continue to be bolstered by the increasing use of already installed machines and their subsequent consumable parts support.

Naturally we were quite pleased to read the very positive February 17th Wall Street Journal article which detailed Hormel’s progress in introducing their new brand of ultra high pressure processed deli meat which they’ve named True Taste Bread Ready. Other producers mentioned in the article who are yet to adopt high pressure technology were in contact with us within a few days of its publication to schedule additional reviews and trials.

While I have gradually become convinced of the eventual widespread adoption of this technology and its financial value to Flow, we will maintain our low investment, steady pressure posture while the food producers and the U.S. Department of Agriculture get more comfortable with its benefits.

Shifting now to gross margins. Consolidated gross margin for the quarter of 37.3% improved over the 32.9% in Q2 and is 1 percentage point below the prior year quarter’s 38.6.

Waterjet margins increased more than 3 percentage points or nearly 10% to 37.5% in Q3 from 34.4% in Q2 and 36.4% in the prior year.

Avure’s Q3 margins declined from 44.6% last year to 36.2% this year but were well above Q2’s 27%. Avure’s margin decline is the result of domestic press orders accepted at challenging margins last year, low new food equipment order and sales volume this year and material cost increases on all press contracts taken last year.

On the topic of increased costs, we’re now feeling the full effect of the global rise in steel prices as our preexisting long term steel supply agreements have reached maturity. We’re working to offset these increases which are forecasted to remain well above historical pricing levels by outsourcing additional work content offshore where steel and labor are both less costly and by passing along material price increases through our first price increases in more than four years.

Operating expenses as a percent of revenue excluding restatement expenses, decreased 1 percentage point in the quarter from 36% to 35% while absolute expense dollars increased as a result of increased sales and marketing initiatives which included residual trade show expenses from the IMTS or International Manufacturing Technology Show completed last fall, litigation expenses related to the OMAX suit and fees related to our recently completed restatement. Steve will provide greater detail on our expenses in his report.

Having completed the operational overview, let’s move now to a few brief comments on our debt. Steve will provide the detailed debt analysis but I’m pleased to tell you that our senior debt declined substantially in the quarter on the basis of continued positive cash flow from operations and strong customer deposits from our core Waterjet businesses and our aerospace customers.

Of course the big news on the debt is the company’s progress in raising additional funds through a PIPE investment. Both Steve and I appreciate the very positive response and support we received while we presented our company’s progress during the past two years to many potential investors during a late January road show. We were successful in raising $65 million of which we’ll net nearly $60 million with minimal warrant coverage.

The transaction is in the process of closing following receipt of the required NASDAQ approval letter. It is apparent based on the recent stock price performance that the market supports the decision to sell this large amount of equity and clean up our balance sheet in one step. As shareholders, we appreciate the issue of dilution personally as well as professionally and used our best judgment in the determination of the amount of shares sold and money raised.

Coincident with the imminent funding of the PIPE, we anticipate restructuring our remaining debt to reduce interest rates and allow the repayment of the 15% subordinated debt ahead of the existing senior notes. Negotiations related to a new long term cash flow based debt structure appropriate for our long term plans for the company have already begun with several lenders. We are confident we will have this completed prior to the August 1st maturity of our current notes.

The last element needed to complete our two year restructuring program is the divestiture of non-core divisions so that we can concentrate our management and financial resources on growing our core businesses. As previously reported, the mergers and acquisitions committee of our Board authorized management to retain the services of an investment bank to assist in developing strategic options for our ATAB general press business. As a result, an ATAB offering memorandum was distributed in January.

We have received several documented and quantified indications of interest for the unit and expect a few more before we close the bidding. Naturally we will not discuss details of these offers. Each offer will be evaluated carefully prior to down-selecting to a short list for further discussions and negotiations. Any divestiture offer will be evaluated against our current need for investment cash, our debt levels and our ability to redeploy the proceeds in our core to produce higher rates of return.

There can be no assurance that we will receive any acceptable offers for the business and therefore no assurance we will divest the division.

Before I turn the call over to Steve for his report, I’ll comment on the ongoing patent litigation we announced last quarter. We are the target of a patent infringement lawsuit brought by OMAX, a domestic competitor. The suit deals with Waterjet machine control software used to guide the position of our Waterjets relative to the parts they are cutting. We have been working diligently to assemble the required documents for discovery and are spending considerable time with our legal team. We have compartmentalized the work required to support this litigation so it will have a minimal effect on management time and focus. Prediscovery work has reaffirmed our belief that no infringement has occurred.

Meanwhile in the quarter, we resolved a longstanding litigation with a former Flow OEM customer in an amicable manner and have resumed collaboration under terms acceptable to both companies.

Now I’ll turn the call over to Steve for his comments about our financial results.

S. Reichenbach	Thanks, Stephen. This is now our sixth consecutive quarter of operating profit since we began our restructuring program eight quarters ago and also it represents our sixth consecutive quarter of positive EBITDA, which was $2.6 million for the quarter and $10 million over the first nine months of fiscal 2005. These EBITDA numbers exclude other income and expense which was $1.1 million of income through the first nine months of fiscal 2005.

We generated $11.2 million in cash flow from operations for the quarter and $18 million in cash flow over the nine months, which has allowed us to further reduce our senior debt by $12 million since October 2004 and by more than $17.5 million over the past nine months. At January 31, 2005 our senior debt balance was $22.2 million.

Our Waterjet operations performed very well during both the third quarter and year-to-date as compared to the prior year periods. The Waterjet business posted sales growth across all geographies with a 33% jump in total quarterly Waterjet sales from a year ago. As Stephen said, much of this increase stems from the strength of the North American markets.

We’ve put a lot of resources behind the biannual IMTS trade show late last fall in Chicago and we’re seeing the results of those efforts along with the benefit of improved awareness of Waterjet technology and an increase in our sales presence in both direct sales and distributors.

For the year-to-date period, Waterjet sales are up 27% with the strongest growth once again in North America Waterjet cutting systems. We also continue to benefit from the ongoing recovery in economic conditions across the globe with widespread improvements in machine tool orders. As much of our product is manufactured in the U.S., a weak dollar provides us an extra competitive advantage.

We have also had a strong quarter and nine months in our spares business. This growth is a combination of new machines being sold which has increased the fleet, as well as an increase in the number of hours of use of existing machines in the marketplace. While there are third party spare parts manufacturers in the marketplace, we’re happy to report that an increasing number of our customers find it easier and more cost effective to come to us directly through our very easy to use and efficient Flowparts.com.

Turning to the other side of our business, Avure, the story is one of revenue timing. The Avure operations continue to perform well but the timing is such that quarter-to-quarter comparisons are not always very meaningful, as was the case this quarter.

The decline in third quarter food sales from nearly $5 million last year to just under $2.5 million this year is due to the timing of the actual manufacture of, and the related percentage of completion revenue recognition on, these long manufacture systems. More meaningful is a look at the nine month results which show food revenues to be down only 3% at approximately $9 million as compared to the prior year period.

The general press component of the Avure business also encompasses a very long sales and manufacturing cycle, with variability and revenue recognition similar to the food business. While general press revenues were down $600,000 or 10% for the three months ended January 31, 2005 as compared to the prior year quarter, revenues on a year-to-date basis were up $5.1 million or 31% compared to the similar prior year period.

The increase in general press for the nine months stems largely from two large domestic contracts totaling $7.7 million that were executed in fiscal 2004 but manufactured in fiscal 2005.

Consolidated gross margin was 37% of sales for the quarter and 35% for the nine months, down year-over-year in both cases which is largely attributable to a decrease in margins in the Avure business as well as year to date weakness related to three loss contracts recorded during the second quarter of fiscal 2005.

Waterjet margins for the quarter increased on higher sales but were down slightly year-over-year for the nine month period as a result of weaker margins in our automotive business. Avure margins decreased to 36% for the quarter and 33% for the year as compared to 44% and 37% of sales for similar prior year periods, respectively.

Operating expenses exclusive of restructuring and financial consulting were 35% of sales for the quarter, down from 36% in fiscal 2004 third quarter. Versus the prior year quarter, only marketing expense increased as a percent of revenue due to various sales and marketing awareness programs being put in place to drive future growth.

For the year-to-date period we experienced reductions in all operating expense line items as a percent of sales. We continue to maintain our focus on cost controls in all areas which helped us leverage the sales growth in the top line.

R&E dollars and R&E as a percent of revenues came down for both the quarter and nine months which is in part related to the timing of research and development work in addition to our improved utilization of research dollars to support actual revenue generating opportunities.

G&A increased in nominal dollar terms during the quarter and over the nine months and includes increased professional costs in the quarter of over $400,000 associated with our accounting restatement as well as legal fees. This represents approximately a 100 basis point reduction in operating income as a percentage of sales.

I credit our organization for all that we’ve been able to do to turn this company around and to get us back on track with real forward momentum. Everyone’s done a terrific job.

Looking now below the operating line, net interest expense increased $800,000 or 27% compared to the year ago quarter due to higher interest rates associated with our amended debt agreement as well as the associated fees even as our debt continues to go down.

Other income and loss for both the current and prior year is primarily composed of net foreign exchange gains and losses. We generated a net loss of $3.5 million for the quarter or 22 cents loss per diluted share and a loss of $6.1 million and 39 cents diluted loss per share for the nine months ended January 31, 2005. Our operating income is turned to a loss as a result of our significant interest expense. Our recent equity raise which I will talk about in a moment, should allow us to turn the net loss into net income as it will reduce our debt service costs in the future.

Turning now to the balance sheet, our cash balance has decreased $4.2 million since October and sits at $12.2 million at January 31. Net receivables have decreased $3.5 million since October and DSO or days sales outstanding are at 72 days, approximately the same as October.

Inventories have increased 5% or $1.4 million since October to $29.6 million. This increase is in finished goods and is reflective of an increase in the number of units manufactured in the U.S. which are in transit to Europe.

The full impact of our growth in our business is actually not fully reflected in the third quarter income statement. As will be seen when we file our form 10Q, deferred revenue on the balance sheet has increased $1.7 million since the last quarter end, from $4.5 million in October 2004 to $6.2 million at January 31, 2005. If one were to look at the prior year third quarter change, deferred revenue increased only $300,000 from the second quarter of fiscal 2004 to the third quarter ended January 2004.

The other significant change on the balance sheet between October 31 and January 31 is the increase in customer deposits which have increased almost $11 million from $13.4 million to $24.3 million. This is reflective of our continued requirement of significant down payments on customer orders including the large aerospace orders which drove over half of this quarterly increase.

We first announced on January 22nd that we had entered into a Private Placement of Public Equity or PIPE transaction to sell approximately 17.5 million equity units for $3.72 per unit. A unit consists of one share of common stock and a warrant to purchase 1/10th of a share of common stock at $4.07 per share. Upon closing the PIPE we will have approximately 33.5 million shares outstanding along with approximately 1.5 million warrants to purchase 1.5 million shares at a strike price of less than a penny and 1.75 million warrants to purchase 1.75 million shares at $4.07 per share.

We are in the process of closing this transaction and anticipate completing the process next week. We expect to receive net proceeds of over $59 million.

The outstanding balance on our subordinated debt as of today, including accrued interest, is approximately $48 million. Under our current senior credit agreement we are only allowed to use 14% of the net proceeds or approximately $8 million towards reduction of the subordinated debt. We anticipate that in the near future we will be able to pay off the remaining subordinated debt either through an amendment of the current senior agreement or subsequent to the execution of a new senior debt agreement.

There is a 30 day prepayment notice requirement in the sub debt agreement that we may need to honor. This notice, however, does not apply to the $8 million of PIPE proceeds that can be used to reduce the subordinated debt immediately.

As part of the PIPE agreement we are required to file an S-1 registration statement for the shares within 60 days of the closing and have that registration become effective within 180 days of the closing in order to avoid a monthly cash payment penalty of 1% of the gross proceeds. This PPIPE is a big step towards getting us out from under a significant debt load and gives us the ability to continue to grow the company.

Our current senior credit agreement expires August 1, 2005 so even if we were to simply amend the current senior agreement to allow us to pay off this sub debt, we will still need to execute a new bank agreement in the near term.

As a result of the time we have spent on executing the PIPE transaction, we need some additional time to complete our third quarter Form 10Q which is due today. We will be filing a Form 12B-25, Notification of Late Filing, with the SEC which requests an additional five days to file the 10Q. We anticipate we will file within the allotted extension and thus be considered a timely filer.

You may have heard recently that Congress has delayed the compliance requirements of Sarbanes-Oxley Section 404 for non-accelerated filers. As a result of the PIPE offering and the recent increase in stock price, we expect that we will be considered an accelerated filer on our measurement date of October 31, 2005 and subject to the requirements of Section 404 as of April 30, 2006.

With that I will now turn it back over to Stephen.

S. Light	Thanks, Steve, for the details of your report. As you can see, this has been another quarter of solid progress for the company.

As we see the Waterjet segment continue to expand domestically in response to our initiatives, I’m confident that a similar approach will be equally productive in our other global territories. The success of the PIPE and the investor confidence it demonstrates bring an end to our original operational turnaround.

Flow’s turnaround has been a challenging journey for all of us, our customers, our suppliers, our lenders and you, our investors. Now that we can see the fruits of our restructuring labors, we are energized by our company’s untapped core growth and profitability potential and are confident in our ability to bring it to fruition.

Much work remains to further reduce our material, labor and overhead costs and to raise our prices to lift our presently low operating margins solidly into double digits. Now that our debt issues are being resolved, our focus is firmly on this task.

Ladies and gentlemen, thank you for your attention. Don, we’re ready for the first question, please.

Operator	Yes, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question please press the star followed by the one on your touchtone phone. If you would like to decline from the polling process, you may press the star followed by the two. You will hear a three tone prompt acknowledging your selection. Your questions will be polled in the order that they are received and as a reminder, if you are using speaker equipment you will need to lift your handset before pressing the numbers. One moment, please, for our first question.

It comes from the line of Jeff Feinberg with JLF Asset Management. Please go ahead.

J. Feinberg	Thank you very much. Congratulations.

S. Light	Thank you.

J. Feinberg	Just two questions, please. The first is you alluded to in your prepared comments with regard to certain professional fees or the like. Would you be kind enough to break that out. Were there any fees or expenses that might have been related to whether it was the PIPE or other accounting or other nonrecurring type major expenses that were in the numbers this quarter and anything else that might have impacted this quarter. It looks from the balance sheet discussion with regard to customer deposits that perhaps you might have had some big increases in the prepaids and the like. Any discussion there would be appreciated.

The second question, just to follow up on the comment that Steve just made. With regard to the operating margin turnaround now that you have the balance sheet and investor confidence in what you’re doing, can you talk about a general timeframe in terms of a double digit operating margin as well as longer term what the potential for the business operating margin might be?

Thank you very much.

S. Light	Why don’t I answer the second part of that question first about operating margins and then Steve will pick up and speak to the fees that we experienced.

We believe this company has the potential over the next 12 to 18 months to be solidly into double digits. We see the opportunities coming in using the two levers of cost reduction and price increase.

Let me comment first about price increases. We have increased prices for products in North America as of January 1st of this year by 4%. The true effective date on that price increase, because we honor existing quotations, is really February 1st. So effective February 1st new quotations are going out with that price increase.

We have seen that price increase stick at this point. It is our first price increase in many years. I think four is the average because we’ve had some products that have not had price increases in quite a long time. We believe the same logic and the same drivers are going to make that price increase stick across our global markets.

On the side of cost reduction, the three levers that we have are materials, labor and overhead. We have launched a full team of purchasing and material logistic experts at reducing our structural cost, that is the nearly $110 million of things that we will buy during the year. We’re seeing initial progress in China and Eastern Europe, very substantial reductions in machine fabricated and structural elements for our products which of course are very significant drivers.

In terms of labor cost reduction, our stated strategy and the one that we are on today is to continue the movement of manufacturing labor westward. You may recall that in 2003 we announced and closed our European manufacturing operations, consolidating them into the United States. We have this past year moved the manufacture of customer specific XY tables for the electronics industry from the United States over to our facility in Taiwan, experiencing significant cost savings. So we see the purchasing activities and the continued labor transfers and outsourcing which we are using judiciously as means of driving costs out of the business.

The one concern that I have as I look forward into our future cost reductions comes from the potential cost of implementation of Sarbanes-Oxley Section 404 which Steve mentioned earlier. Our peer companies are experiencing two and threefold increases over the estimates that they entered into that project with. Unfortunately, it’s not discretionary for us. As Steve pointed out we will be classed as an accelerated filer and during 2006 we will accelerate and complete the implementation project that we have going on right now.

Notwithstanding the Sarbanes incremental cost, we do expect that over the next 12 to 18 months we’ll get ourselves solidly into double digits. I would expect to be mid-double digits a year or so following that.

So the focus, as I said, now that we’re almost done worrying about our debt, is solidly on bottom line profitability but I do want to emphasize we are not changing the way we’ve run this business for the last two years. We are cash focused. We recognize and know all too well what it feels like to be on the brink of insolvency, we’re not going back there. We’re going to continue to do what we’ve learned how to do over the last two years and that’s watch pennies and make judicious investments.

Hopefully that answers the question about operating margins. I’ll turn this over now and let Steve talk about unusual expenses in Q3, including professional fees.

S. Reichenbach	Great. Thanks very much, Stephen. Hello, Jeff. As I alluded to in the call, we did have a restatement of our April 31, 2004 10-K and subsequent restatements of 10-Qs associated with that.

All of that work occurred during the third quarter and there were fees associated with that of over $400,000. So those are certainly things I would not expect or anticipate to recur in the future.

We did have the restatement. That is behind us and we have taken the charge. $400,000 is somewhere around almost 100 basis points from an operating income point of view.

The other thing I pointed out is that if you look at the increase in the deferred revenue and some of the accounting rules out there delay accounting revenue recognition until installation of the system. Our deferred revenue increased roughly $1.6 million from October to January.

If one were to take a conservative 30%, 35% margin on that, that would be an additional potential half million dollars dropping to the bottom line.

So taking into consideration the impact of the professional fees, taking into consideration the increase in the deferred revenue, if one were to add those two numbers to the bottom line, you’d see that operating income as a percent of revenues go from, and I’m excluding the restructuring here in my analysis, you’ve move from around 2.4% operating income to almost 4.3%.

Some of the improvement that we saw in the quarter is hung up on the balance sheet and we will see those revenues flow into income in the fourth quarter.

J. Feinberg	Great. That’s very, very helpful. I’m sorry, there’s one number I didn’t get down. How much did the deferred revenue increase?

S. Reichenbach	$1.7 million.

J. Feinberg	Terrific. Just out of curiosity, what happened last year at this time? Does the deferred revenue typically increase or is that atypical?

S. Reichenbach	Actually a year ago at this time deferred revenue was up very slightly. What we’ve seen, however, the deferred revenue is climbing higher than it really ever has been. Once again that is reflective of what is going on in the market. What we’re seeing in the market is sales increasing.

So it shouldn’t be a surprise to people as we move forward to see that deferred revenue move up. While we want to certainly get it onto the income statement, timing of shipments and that sort of thing will sometimes preclude us from taking revenue in the current quarter and deferring it to the next quarter.

J. Feinberg	Understood. Well, great job. Thank you very, very much.

S. Light	Thank you, Jeff. Next question?

Operator	We now have a question from the line of Alan Davis. Please go ahead.

A. Davis	Nice progress with the business, gentlemen. A couple of quick questions. I wonder if you at this point wanted to give any guidance at all on the current quarter since we’re about halfway through? What you’ve said now that would be indicators, obviously the backlog is up, although you’re not giving numbers. I would ask for that, too, but I doubt you’ll give it. Then obviously you gave the deferred revenue number but anything on the current quarter. I noticed historically if you look over the past eight years or so, revenues are up double digits sequentially. Would that be something we might expect this quarter as well?

S. Light	Alan, good morning. Thank you for being on the call and the question. As you know we do not provide forward-looking guidance but what we will tell you is that historically the fourth quarter is the strongest quarter of the fiscal year and we would see no reason that would change this year.

A. Davis	On the expense side in total operating expenses, the quarter just reported, is that a fairly decent go forward run rate in the near term?

S. Light	That’s a nice try but I won’t give you any guidance on that.

A. Davis	That guidance policy, is that something you may look at after you get the restructuring done or is that going to be your stance - no guidance going forward for the foreseeable future?

S. Light	We continually discuss the company’s policy of not providing guidance and what you’ve probably come to recognize in the last two years is that we have typically taken the posture of under-promising and over-delivering. Not that we’re trying to manage expectations, but we really are focused on trying to run the business better and not speculating in what direction it might go on a quarter-to-quarter basis. We’re driving the business for long term growth and profitability so I anticipate prospectively we’ll not change that policy.

A. Davis	I know you don’t want to give any specifics more than what you’ve given for the general press business but in terms of if you do end up selling the business, would it be correct to assume that would be a benefit to your goal of getting up into the double digit operating income over the next year and a half?

S. Light	I think you can extract from the segment reporting the actual margins that the general press business produces. It’s a highly cyclical business, it’s a business where lots of risk creeps in during the duration or across the duration of the production cycles which typically extend to a year or 18 months.

We will not divest the business unless we see the opportunity to make the transaction accretive to the company. Certainly following the PIPE, the urgency to sell the business has diminished substantially. However, we are focused on the Waterjet core, that’s what we bring to the party. Businesses that cause us to look away from that are not valued as highly internally as the Waterjet business.

There are two key elements as we look at the growth strategy and it really relates to where you would go with the proceeds of a divestiture. It’s internal growth and acquisitive growth and organic growth versus acquisitive growth. The greatest certainty that we know based on what’s happened this year is that organic growth is manageable. It seems to be less expensive, you can do it in an incremental fashion, it’s not like throwing the dice. You can try things in one territory and get successful and then move them elsewhere or if they don’t work, you just stop doing them.

It’s pretty hard to disentangle from an inappropriate choice in acquisitive growth which of course those two paths would be the likely application of funds coming from a divestiture.

But we’re not in a hurry to sell. I tell people a little tongue in cheek that that business is for sale, it is not on sale. That’s about all I should say about that topic.

A. Davis	Fair enough. Then lastly diluted share count once you get past the current quarter if you’re profitable, is 35 million a good rough number to use? Then where are you with the SEC on the questions they had for you in terms of your restatements?

S. Reichenbach	Alan, this is Steve. With regards to the diluted shares, as I said, total shares outstanding will be about 33.5. There’s going to be roughly 1.5 million of penny warrants, so those would be added on directly. Then with regards to the remaining warrants, depending on the stock price and the stock options outstanding, I think it would be prudent to add on another 2 million shares.

That would take into consideration the existing warrants and all the options and as I said, as the stock price goes up those go up slightly but not significantly.

With regard to the SEC comment letter, I really don’t want to say much but I think you can take some solace in the fact that we are going to file our 10Q. We need a couple extra days simply because of all the time that we have spent with this equity raise but were we to feel that there are issues associated with the comment letter, we would not actually be in a position to be able to file our 10Q.

A. Davis	One quick one I’ll sneak in. Going forward, would an interest expense of about a million a quarter be in the range of what you are modeling to?

S. Reichenbach	Let me give you a hypothetical debt and then I’ll let you figure out the interest expense. Today, as I said, our sub debt is at $48 million and our proceeds are going to be slightly under $60 but let’s use $60 million for an easy number.

If $48 of that $60 goes to pay the sub debt, that would mean I have $12 million left over to pay down my remaining debt. My debt as of January 31 exclusive of the sub debt is roughly $32 million. So if I take $12 million off of that, it’s going to put my debt somewhere, total debt around the world, $20 million.

Roughly half of that will be offshore in Taiwan and Sweden which has an interest rate combined in the 2% range. The remaining $10 million would be in the U.S. and would be subject to what I believe much more attractive senior type rates, LIBOR plus 250, LIBOR plus 3, somewhere in that range. So based on that I’ll let you do the calculation.

A. Davis	Fair enough but it sounds like you’re not going to save any of that on your cash balance, it’s all going to go debt payment.

S. Reichenbach	Yes, that is correct.

A. Davis	Thanks.

S. Reichenbach	One other point I’d like to make. When we do pay the sub debt off, we have in the detailed footnote as you’ll see when we file the Q, we have a little bit over $4 million debt discount still remaining on our books which over time has been amortized interest expense. When I pay that sub debt off, I will have to write that debt discount off to interest expense. So that there will be a noncash but a $4 million charge to interest expense that will occur when the sub debt gets paid off.

A. Davis	Great. That helps a lot, thank you.

S. Light	Don, we could take another question.

Operator	That next question will come from the line of David Nafpzger. Please go ahead.

D. Nafpzger	In your investor presentation you refer to the water cleaning systems, that you had not been emphasizing it because of the food product development. Is that a matter of R&D or just getting more people out there doing it? Can you ramp up that really fast just by adding people?

S. Light	We can ramp it up by adding people, David, but to have a broad enough product line to be competitive in the marketplace and to provide the kind of technical and after sales support required will take us a little bit of time.

D. Nafpzger	On the aerospace business you’re suggesting there could be some delays in how fast you ramp up at Boeing but you were talking about other product areas. I think you last talked about having $21.5 million in orders so far. Have you gotten any more contracts since the last quarter?

S. Light	We have. We’re not prepared to provide the details of that. We have received additional aerospace contracts not related to the Boeing 787 and then some also related to the 787.

I want to add a word of clarification. We see no reason internally that we will be late in the delivery of the equipment that we’re under contract for. Our concern is that the Boeing 787 is an extremely complex project. It’s being run by the management team here at the Boeing Everett facility but it is a truly global, multinational project going on. The potential that something that complicated would slide a little bit should not be lost on any of us.

We’re executing to our contract and staying very close to our customers but we are still waiting for critical data to help in finalizing the design of the machines, for example. At this point we’re not concerned or we’re not hedging our bets, if you will, on this but having the background in defense and aerospace that I do, I would not be surprised if there were some slippage in the end date.

D. Nafpzger	Thank you.

S. Light	You bet. Don, one more?

Operator	We’ll go to the line of Greg Eisen for that next question. Please go ahead, sir.

G. Eisen	Thanks, good morning. In meeting your goal for a mid-teens operating margin do you anticipate needing to take any additional price increases beyond the 4% you talked about earlier on the call?

S. Light	Greg, that’s an excellent question. Thank you for asking it. We need to stay very cognizant of pricing in the machine tool and our other served markets. While we have very strong market share, I think we should use that appropriately to make sure that we sell value at the right price.

We believe that our products offer significant competitive advantages for the people that buy them. The people that buy them tell us that our products give them significant competitive advantage and we have been slow and cautious in the implementation of price increases. This price increase is sticking, it’s working. You should expect us to stay tuned in with our cost structure and the value that our products generate and not view this as a one time event.

G. Eisen	My question was in order to meet the simple mathematics of your goal, let’s say you’re operating at a 4% operating margin this quarter. If we add back the one time items, I add 4% onto price, that gets you to 8%. Could you envision 7 percentage points of cost savings over time to get you to a mid-teens margin?

S. Light	I envision pulling the multiple levers of cost reduction, price increases and increased leverage through growth. For example, the cost of being a public company is essentially a fixed cost.

G. Eisen	Yes and unfortunately it seems to be more expensive than it used to be.

S. Light	Well, it’s quite expensive. So I think it’s reasonable that you’d expect us ... we’ll certainly leverage that as we grow the business. Those three things are how we get to the mid-teens, although I’m not going on record saying it’s a specific number.

G. Eisen	If you sell the operation that is for sale but not on sale should that increase your margins all else being equal?

S. Light	If you look at the segment reporting at the back of the Q you’d see that those margins are below our target level, so yes.

G. Eisen	My last question would be as you currently see your products priced now, I realize you sell your product not on price but on the value you’re delivering and that’s important but how do you see your price structure right now to the customers versus your competition that you consider to be competition quality-wise?

S. Light	You gave me a soft one down the middle. We don’t see direct competitors to the quality or value that our machines provide. You knew I was going to say that.

G. Eisen	No, I didn’t.

S. Light	We are typically on the top end of the pricing range. As we deliver the most complete suite of services, after market support, long term equipment modifications, future customer referrals, we marry our customers and they recognize that. In fact, our customer satisfaction survey indicates that 91% of current customers, were they to buy another Waterjet would buy a Flow. If I’m not mistaken that’s better than Lexus automobiles.

G. Eisen	That’s very good. I’ll leave it at that. Thanks a lot.

S. Light	Thank you. Don, do we have one more?

Operator	We do have one more question and that’s from the line of Barry Kitt. Please go ahead.

B. Kitt	I thought you were going to cut me off. I was going to be upset. How are you doing?

S. Light	Hi, Barry. Nice to talk to you.

B. Kitt	Great to be a new meaningful shareholder of your company. I think you have done a great job in the time you’ve been there and we’re real excited about your future.

Just a question, a couple of clean up issues. The margins of the unit that you’re hoping to sell, if the numbers are there, why not just tell us what those numbers are?

S. Light	Do you have those?

S. Reichenbach	Yes, we can go through that. When you see our new MD&A as a result of our SEC comment letter, there’s more detail in there than people have seen before. The margins for the quarter, the gross margin dollars for the quarter in our general press business was $2.5 million and last year in that same period gross margin dollars for our general press business was $4.7.

B. Kitt	As a percent, gross margin was what percent?

S. Reichenbach	We break it down even further. The North American press was 16% international. I believe it was roughly 33% versus 44% but, Barry, I need to do a quick calculation here. I’m sorry.

B. Kitt	Why don’t I go on to the next question while you do that? Regarding the whole guidance issue, there’s great arguments on both sides and I understand everything you said and if I was in your position I would think seriously about doing it the same way you’re doing it.

But having said that, we are essentially in a vacuum out here with one small firm analyst out there so it would be better for us if you had more research out there clearly so we would have some thoughtful models out there.

I’m hoping at some point that Roth will have coverage. Of course there’s no guarantees but have you been talking to other firms without naming who they might be to try to increase the amount of coverage out there?

S. Light	Barry, we have just begun that process. We would appreciate having people follow us. We think there is now significant interest. The shareholder or the daily float is up almost by a factor of 10. We are optimistic that given some time to get out and tell the story more broadly that we will pick up analyst coverage.

B. Kitt	I will see if I can help in that regard as well. Let’s see, investor relations. What do you have in mind there? Do you intend on looking for outside investor relations?

S. Light	We have a small firm that helps us with our quarterly process. Frankly it’s on our list, it’s not number one, two or three but we recognize that with the increased number of shareholders and the increased visibility, we’re going to need to provide you access to us and to people that can answer your questions more rapidly than we are today.

B. Kitt	So you’d be amenable if I had somebody call you?

S. Light	Sure.

B. Kitt	Who are the penny warrants for?

S. Reichenbach	The penny warrants are for both the subordinated and senior lenders. We issued roughly 900,000 penny warrants which are associated with the sub debt and 300,000 penny warrants associated with the senior debt.

Then the reason it’s increased from around 1.2 to 1.5 million is because of the recent PIPE. There were some anti-dilution provisions that have put another 250,000 warrants out there. That’s why the total is about 1.5 million, not quite, 1.45 million.

B. Kitt	I’m in the wrong business. We’ve got to get rid of those guys. It’s nice that you won’t have to do that again now that you’re in a better financial condition.

S. Reichenbach	We will not have to do that again. That was under duress those things were done.

B. Kitt	Any plans for any conferences coming up?

S. Light	We are suddenly the pretty girl at the dance and we’re getting lots of invitations. We’re going to select a couple and get out and speak.

B. Kitt	Super. I appreciate your time and great job, guys. Looking forward to the future.

S. Reichenbach	Barry, back to your earlier question of what were the gross margin percentages, this is where it gets a little complex because of inter-company transfer pricing.

As I said, in this current quarter the general press operations generated $2.5 million of gross margin on $5.6 million of third party revenue which is about a 44% margin. Last year if you look at actual gross margin divided by third party revenue, as I said $4.7 million in margin on $6.3 million in third party revenues is 75%.

The reason that number is so astronomically high is that the North American international press operations as we see in the Q and we talked about in our road show also manufactures the food vessels. So of that $5 million, there’s a couple million bucks associated with production of food units but it doesn’t show up as third party revenue.

Things will be a little bit more clear when you’re able to read the Q but the Q is now going to be in so much more detail than it’s been in the past that our inter-company transfer pricing and changes in those will end up having changes in segment gross margins that are not necessarily reflective of changes in business.

That’s why when we talk on this call, we talk about Waterjet and Avure which really then begins to lump this is the profit associated with this revenue, so the revenues and profits correspond to one another.

B. Kitt	Actually that reminds me of one other question. On the food processing side, that business was there before you came in and started managing this company. How would you handicap whether this is a for real opportunity or not if you’re an outside investor looking in?

S. Light	Barry, I think it’s a for real opportunity and I think other investors would share with you that I was highly skeptical when I first got here. It is a long term opportunity.

The food processing industry is very slow to change. As we now have scaled the business down and recognized it for what it is, it’s an ultra high pressure water application. It has all the characteristics of the Waterjet business once you get commercial traction for the business itself.

So we are staying. We’re keeping our investment very low. Investment in new pump technology to support the food business has direct derivative applications into Waterjets. To put any kind of frame or time scale on it, I just would be very hesitant to do that but we are encouraged by Hormel’s now very public posture in the marketplace. We were, quite frankly, thinking Hormel would be talking about taste and texture. Hormel is out there talking about bacterial count and food safety and shelf life extension.

So what we are aware of today from that customer is the four machines that we installed a few months ago additive to the one machine that they already have, all five machines are running flat out. They basically sold the production. We’re told they’ve sold the production out of those machines out into the future so clearly the market wants it. The reaction of the people mentioned in the Wall Street article who had not adopted the process was to us rather shocking. They were literally in here the Monday following the Thursday article resuming testing.

More than that I can’t tell you. We’re not going to waste any money chasing after a big hit on this deal. We’re going to keep a low profile and grinding away at it.

B. Kitt	Is the hard part getting in front of the customer?

S. Light	No, the hard part quite frankly is two things. It’s the initial capital investment. The machines sell for about $1.2 million apiece and the physical plant to support them is about a third to a half a million dollars and then there’s the issue of cost per pound.

We believe that the cost per pound is in the range of 5.2 cents, the cost per pound for using chemicals is about 5 cents so that 2/10ths of a cent is the long term argument. Hormel seems to have bounded right over that concern and they’re showing pictures of bacteria in unprocessed food and with chemicals and pictures of no bacteria in food that’s been exposed to the high pressure. That’s how they’re out there selling it.

B. Kitt	What do you think their ROI is when they install this? I guess it’s intangible almost?

S. Light	It would be very difficult for us to even guess. They’re driving increased revenue and market share.

B. Kitt	That’s super.

S. Light	Thank you. Don, I think we’ve run the gamut so I’d like to close with just a brief comment.

We thank you, ladies and gentlemen, for the attention. We look forward to completing Q4 and our next earnings call which will be in late July. Thank you very much.

Operator	Ladies and gentlemen, a replay of this conference will be available by dialing 303-590-3000 and entering the access code 11026235 followed by the pound sign.

That does conclude today’s Flow International Corporation third quarter 2005 conference call. Thank you for using ACT Teleconferencing and have a wonderful day.